Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 33-26248), as amended, of First United Corporation and in the related Prospectus of our reports dated March 9, 2006 with respect to the consolidated financial statements of First United Corporation, First United Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of First United Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 9, 2006